Jack Henry & Associates, Inc.	Kevin D. Williams
Press Release	Chief Financial Officer
(417) 235-6652

FOR IMMEDIATE RELEASE

Jack Henry & Associates, Inc. Reports Third Quarter Fiscal 2020 Results

•Year-to-date summary:
◦GAAP revenue increased 11% and operating income increased 13% for the nine months ended March 31, 2020.
◦Non-GAAP adjusted revenue increased 9% and adjusted operating income increased 7% for the nine months ended March 31, 2020.
◦GAAP EPS was $3.06 and $2.72 per diluted share for the nine months ended March 31, 2020 and 2019, respectively.

•Third quarter summary:
◦GAAP revenue increased 13% and operating income increased 20% for the quarter.
◦Non-GAAP adjusted revenue increased 9% and adjusted operating income increased 6% for the quarter.
◦GAAP EPS was $0.96 per diluted share for the quarter, compared to $0.77 in the prior year quarter.

•Full-year fiscal 2020 GAAP guidance:
◦Revenue  $1,695 to $1,702 million
◦EPS  $3.83 to $3.85

•Fourth quarter fiscal 2020 GAAP guidance:
◦Revenue  $408 to $415 million
◦EPS  $.77 to $.79

Monett, MO, May 4, 2020 - Jack Henry & Associates, Inc. (NASDAQ: JKHY), a leading provider of technology solutions and payment processing services primarily for the financial services industry, today announces results for the third quarter of fiscal 2020 and discusses its response to the novel coronavirus (COVID-19) pandemic.

According to David Foss, President and CEO, “We are very pleased to report another record quarter of revenue, operating income and net income. We continued to see strong demand for our Jack Henry technology solutions through the third fiscal quarter and total sales bookings are now running 12% ahead of last year’s record pace. As we look forward to the coming months, we do expect some impact on sales bookings and revenue due to COVID-19, but there is no way for us to fully predict the impact on our business or our customers. With that in mind we will continue to focus on taking care of our associates and customers, while at the same time maintaining our strong financial position and preparing for continued growth in the future. I would like to thank all of our associates for their commitment to our customers during these challenging times. Since the onset of this pandemic, the Jack Henry team has moved mountains to address the unprecedented needs of our customers while at the same time demonstrating unwavering commitment to each other and our communities. They have weathered this storm with grace and passion.”

GAAP Results for the Quarter and Year to Date
Revenue for the quarter ended March 31, 2020 increased to $429.4 million, which is 13% growth over the third quarter of fiscal 2019. Operating income increased 20% to $91.9 million and net income increased 25% to $73.9 million, or $0.96 per diluted share, compared to the third quarter of fiscal 2019. The increases in operating income and net income were primarily driven by organic growth in both our services and support and processing lines of revenue and higher deconversion fees quarter over quarter.
For the nine months ended March 31, 2020, revenue increased to $1,286.5 million, which is 11% growth over the nine months ended March 31, 2019. Operating income increased 13% over the prior year-to-date period to $303.8 million. Net income totaled $235.3 million, or $3.06 per diluted share, an increase of 12% compared to the nine months ended March 31, 2019. The increase in operating income was driven by organic growth in both our services and support and processing lines of revenue and higher deconversion fees in the year-to-date period over the prior year-to-date period. The increase in net income is primarily attributable to the growth in both our lines of revenue and higher deconversion fees discussed above, partially offset by the increase in effective tax rate compared to the prior-year period.

JKHY Reports Third Quarter Fiscal 2020 Results
May 4, 2020

Non-GAAP Results for the Quarter and Year to Date
For the quarter ended March 31, 2020, adjusted revenue increased 9% to $404.3 million and adjusted operating income increased 6% to $73.1 million, compared to the prior-year quarter.
For the nine months ended March 31, 2020, adjusted revenue increased 9% to $1,234.4 million and adjusted operating income increased 7% to $264.3 million compared to the nine months ended March 31, 2019 (see Non-GAAP Impact of Deconversion Fees, Acquisition, and Disposals on page 4).
Operating Results
Revenue, operating expenses, operating income, and net income for the three and nine months ended March 31, 2020, as compared to the three and nine months ended March 31, 2019, were as follows:

Revenue (Unaudited)
(In Thousands)	Three Months Ended March 31,		% Change	Nine Months Ended March 31,		% Change
	2020	2019		2020	2019
Revenue
Services & Support	$270,204	$234,123	15%	$804,216	$718,014	12%
Percentage of Total Revenue	63%	62%		63%	62%
Processing	159,202	146,241	9%	482,314	441,168	9%
Percentage of Total Revenue	37%	38%		37%	38%
Total Revenue	$429,406	$380,364	13%	$1,286,530	$1,159,182	11%

•Total revenue increased 13% for the third quarter of fiscal 2020 compared to the same period last year. The increased revenue in the services and support line for the third quarter of fiscal 2020 was primarily driven by the growth in data processing and hosting fees, as well as increased software usage revenue, and higher implementation fees primarily related to our private cloud offerings, quarter over quarter. The increase in processing revenue was mainly driven by increased transaction volumes within card processing and the associated fee revenue, as well as higher remittance fees and growth in mobile processing, quarter over quarter. Deconversion fees, which are included within services and support, increased $14.7 million compared to the third quarter of the prior year. Excluding deconversion fees from both periods, and revenue from the fiscal 2020 acquisition, total adjusted revenue increased 9% for the third quarter of fiscal 2020 compared to the same quarter of fiscal 2019.
•Total revenue increased 11% for the nine months ended March 31, 2020 compared to the same period last year. For the nine months ended March 31, 2020, deconversion fees increased $22.8 million compared to the prior year-to-date period. Excluding deconversion fees from both periods and revenue from the fiscal 2020 acquisition, total adjusted revenue increased 9%. The increase in the services and support line was primarily driven by the growth in data processing and hosting fees, as well as increased software usage revenue, and higher implementation fees primarily related to our private cloud offerings when compared to the prior year-to-date period. All components of processing revenue increased for the year-to-date period, with increased transaction volumes within card processing and the associated fee revenue being the largest driver.
•For the third quarter of fiscal 2020, core segment revenue increased 12% to $146.4 million from $130.6 million in the third quarter of fiscal 2019. Payments segment revenue increased 11% to $150.4 million, from $135.5 million in the same quarter last year. Revenue from the complementary segment increased 16% to $118.7 million in the third quarter of fiscal 2020 from $102.1 million in the same quarter of fiscal 2019. Revenue in the corporate and other segment increased to $13.9 million, from $12.2 million in the third quarter of fiscal 2019.
•For the nine months ended March 31, 2020, revenue in the core segment increased 10% to $440.7 million, compared to $399.5 million for the nine months ended March 31, 2019. Payments segment revenue increased 11% to $452.2 million from $407.7 million for the prior year-to-date period. Complementary segment revenue increased 12% to $349.3 million, up from $311.0 million in the prior year-to-date period. Revenue from the corporate and other segment increased 8% to $44.3 million for the nine months ended March 31, 2020 from $41.0 million for the nine months ended March 31, 2019.

JKHY Reports Third Quarter Fiscal 2020 Results
May 4, 2020

Operating Expenses and Operating Income

(Unaudited, In Thousands)	Three Months Ended March 31,		% Change	Nine Months Ended March 31,		% Change
	2020	2019		2020	2019
Cost of Revenue	$258,571	$235,594	10%	$753,629	$682,990	10%
Percentage of Total Revenue	60%	62%		59%	59%
Research and Development	28,308	23,442	21%	80,086	71,458	12%
Percentage of Total Revenue	7%	6%		6%	6%
Selling, General, & Administrative	47,391	44,682	6%	145,890	136,683	7%
Percentage of Total Revenue	11%	12%		11%	12%
Loss on disposal of assets, net	3,198	205	1,460%	3,095	183	1,591%
Total Operating Expenses	337,468	303,923	11%	982,700	891,314	10%
Operating Income	$91,938	$76,441	20%	$303,830	$267,868	13%
Operating Margin	21%	20%		24%	23%

•Cost of revenue increased 10% for the third quarter of fiscal 2020 compared to the third quarter of fiscal 2019, but decreased 2% as a percentage of revenue. Excluding costs related to deconversions and the fiscal 2020 acquisition, the adjusted cost of revenue increase was 9%. The increase was primarily due to higher costs associated with our card processing platform and higher personnel costs.
•For the nine months ended March 31, 2020, cost of revenue increased 10% compared to the equivalent period of the prior year, but remained consistent as a percentage of revenue. Excluding costs related to deconversions and the fiscal 2020 acquisition, adjusted cost of revenue increased 10%. The increase was primarily due to higher costs associated with our card processing platform, increases in related revenue, and higher personnel costs.
•Research and development expense increased 21% for the third quarter and 12% for the year-to-date period of fiscal 2020. This increase was primarily due to increased personnel costs. Headcount increased 3% at March 31, 2020 compared to a year ago. Research and development expense for the quarter increased 1% as a percentage of total revenue compared to the prior-year quarter. Year-to-date research and development expense remained consistent with the prior year-to-date period as a percentage of total revenue.
•Selling, general, and administrative expense for both the third quarter and year-to-date period of fiscal 2020 increased mainly due to increased personnel costs primarily due to a 2% increase in headcount over the prior-year period and salary increases during the trailing twelve-month period. Selling, general, and administrative expense for the quarter and year-to-date period decreased 1% as a percentage of total revenue compared to the prior year-to-date period, when excluding the loss on disposal of assets, net.
•For the third quarter of fiscal 2020, operating income increased 20% to $91.9 million, which is 21% of revenue, compared to $76.4 million, which was 20% of revenue in the third quarter of fiscal 2019. For the year-to-date period, operating income increased 13% to $303.8 million, which is 24% of revenue, compared to operating income of $267.9 million, which was 23% of revenue, for the nine months ended March 31, 2019.

Net Income

(Unaudited, In Thousands, Except Per Share Data)	Three Months Ended March 31,		% Change	Nine Months Ended March 31,		% Change
	2020	2019		2020	2019
Income Before Income Taxes	$91,970	$76,372	20%	$304,403	$268,045	14%
Provision for Income Taxes	18,115	17,120	6%	69,080	57,153	21%
Net Income	$73,855	$59,252	25%	$235,323	$210,892	12%
Diluted earnings per share	$0.96	$0.77	25%	$3.06	$2.72	12%

•Provision for income taxes increased in the third quarter, with an effective tax rate at 19.7% of income before income taxes, compared to 22.4% for the same quarter of the prior year. The decrease in the effective tax rate in the third quarter of fiscal 2020 compared to the prior-year quarter was primarily due to the difference in uncertain tax positions released, with the lapsing of statute of limitations, between the two periods.

JKHY Reports Third Quarter Fiscal 2020 Results
May 4, 2020

•For the nine months ended March 31, 2020, provision for income taxes increased, with an effective tax rate at 22.7% of income before income taxes, compared to 21.3% for the same period last year. The increase to the Company's tax rate was primarily due to the difference in the tax benefits recognized from stock-based compensation between the two periods.

According to Kevin Williams, CFO and Treasurer, “We continue to have solid revenue growth, with the primary drivers being our private cloud offerings, transactional processing and digital. Every component of revenue increased for the quarter compared to the prior year with the only exception being license revenue which was down slightly and is due to the continued shift of our core customers migrating from in-house delivery to our private cloud. All three of our reported operating segments showed solid revenue growth for the quarter on both a GAAP and Non-GAAP basis. Our operating margins continue to show the impact of the additional costs related to the migration of our debit card customers to the new processing platform, which was primarily offset by margin expansion in our other operating segments. We had a loss on disposal of assets during the quarter which is a net number made of up a gain on the sale of our Houston, TX facility and the write-off of our investment in the Enterprise Risk Mitigation Solution (ERMS), which had a net negative impact of $.03 on reported earnings per share. I would like to thank all of our associates for taking care of themselves and our customers during these unusual times, they have all done a remarkable job.”

Non-GAAP Impact of Deconversion Fees, Acquisition, and Disposals
The table below shows our revenue and operating income (in thousands) for the three and nine months ended March 31, 2020 compared to the prior-year period, excluding the impacts of deconversion fees, the fiscal 2020 acquisition and the loss on disposal of certain assets, net.

(Unaudited, In Thousands)	Three Months Ended March 31,		% Change	Nine Months Ended March 31,		% Change
	2020	2019		2020	2019

Reported Revenue (GAAP)	$429,406	$380,364	13%	$1,286,530	$1,159,182	11%

Adjustments:
Deconversion fees	(22,781)	(8,051)		(45,384)	(22,545)
Revenue from fiscal 2020 acquisition	(2,356)	—		(6,787)	—

Non-GAAP Adjusted Revenue	$404,269	$372,313	9%	$1,234,359	$1,136,637	9%
.

Reported Operating Income (GAAP)	$91,938	$76,441	20%	$303,830	$267,868	13%

Adjustments:
Deconversion fees	(21,512)	(7,483)		(41,960)	(21,509)
Operating (income)/ loss from fiscal 2020 acquisition	(459)	—		(697)	—
Loss on disposal of certain assets, net*	3,157	—		3,157	—

Non-GAAP Adjusted Operating Income	$73,124	$68,958	6%	$264,330	$246,359	7%

*This includes the write-off of the Company's investment in ERMS, partially offset by the gain on sale of the Company's Houston, TX facility.

JKHY Reports Third Quarter Fiscal 2020 Results
May 4, 2020

The tables below show the segment break-out of revenue and cost of revenue for each period presented, as adjusted for the items above, and include a reconciliation to non-GAAP adjusted operating income presented above.

(Unaudited, In Thousands)	Three Months Ended March 31, 2020
	Core	Payments	Complementary	Corporate & Other	Total
Revenue	$146,440	$150,360	$118,664	$13,942	$429,406
Deconversion Fees	(10,810)	(6,442)	(5,255)	(274)	(22,781)
Revenue from fiscal 2020 acquisition	—	—	(2,356)	—	(2,356)
Non-GAAP Adjusted Revenue	135,630	143,918	111,053	13,668	404,269

Cost of Revenue	66,141	80,836	48,691	62,903	258,571
Non-GAAP Adjustments	(334)	(80)	(1,197)	(82)	(1,693)
Non-GAAP Adjusted Cost of Revenue	65,807	80,756	47,494	62,821	256,878
Non- GAAP Adjusted Segment Income	$69,823	$63,162	$63,559	$(49,153)

Research & Development					28,308
Selling, General, & Administrative					47,391
Loss on disposal of assets, net					3,198
Other Non-GAAP Adjustments					(4,630)
Non-GAAP Total Adjusted Operating Expenses					331,145
Non-GAAP Adjusted Operating Income					$73,124

(Unaudited, In Thousands)	Three Months Ended March 31, 2019
	Core	Payments	Complementary	Corporate & Other	Total
Revenue	$130,604	$135,491	$102,061	$12,208	$380,364
Deconversion Fees	(4,020)	(2,187)	(1,841)	(3)	(8,051)
Non-GAAP Adjusted Revenue	126,584	133,304	100,220	12,205	372,313

Cost of Revenue	63,977	68,700	45,733	57,184	235,594
Non-GAAP Adjustments	(276)	(62)	(373)	143	(568)
Non-GAAP Adjusted Cost of Revenue	63,701	68,638	45,360	57,327	235,026
Non- GAAP Adjusted Segment Income	$62,883	$64,666	$54,860	$(45,122)

Research & Development					23,442
Selling, General, & Administrative					44,682
Loss on disposal of assets, net					205
Non-GAAP Total Adjusted Operating Expenses					303,355
Non-GAAP Adjusted Operating Income					$68,958

JKHY Reports Third Quarter Fiscal 2020 Results
May 4, 2020

(Unaudited, In Thousands)	Nine Months Ended March 31, 2020
	Core	Payments	Complementary	Corporate & Other	Total
Revenue	$440,704	$452,151	$349,342	$44,333	$1,286,530
Deconversion Fees	(21,571)	(13,478)	(10,010)	(325)	(45,384)
Revenue from fiscal 2020 acquisition	—	—	(6,787)	—	(6,787)
Non-GAAP Adjusted Revenue	419,133	438,673	332,545	44,008	1,234,359

Cost of Revenue	190,689	236,725	143,384	182,831	753,629
Non-GAAP Adjustments	(1,463)	(234)	(3,759)	(201)	(5,657)
Non-GAAP Adjusted Cost of Revenue	189,226	236,491	139,625	182,630	747,972
Non- GAAP Adjusted Segment Income	$229,907	$202,182	$192,920	$(138,622)

Research & Development					80,086
Selling, General, & Administrative					145,890
Loss on disposal of assets, net					3,095
Other Non-GAAP Adjustments					(7,014)
Non-GAAP Total Adjusted Operating Expenses					970,029
Non-GAAP Adjusted Operating Income					$264,330

(Unaudited, In Thousands)	Nine Months Ended March 31, 2019
	Core	Payments	Complementary	Corporate & Other	Total
Revenue	$399,488	$407,706	$311,017	$40,971	$1,159,182
Deconversion Fees	(10,749)	(6,533)	(5,221)	(42)	(22,545)
Non-GAAP Adjusted Revenue	388,739	401,173	305,796	40,929	1,136,637

Cost of Revenue	183,481	199,506	131,731	168,272	682,990
Non-GAAP Adjustments	(330)	(106)	(454)	(146)	(1,036)
Non-GAAP Adjusted Cost of Revenue	183,151	199,400	131,277	168,126	681,954
Non- GAAP Adjusted Segment Income	$205,588	$201,773	$174,519	$(127,197)

Research & Development					71,458
Selling, General, & Administrative					136,683
Loss on disposal of assets, net					183
Non-GAAP Total Adjusted Operating Expenses					890,278
Non-GAAP Adjusted Operating Income					$246,359

JKHY Reports Third Quarter Fiscal 2020 Results
May 4, 2020

Balance Sheet and Cash Flow Review
•At March 31, 2020, cash and cash equivalents increased to $109.5 million from $35.4 million at March 31, 2019.
•Trade receivables totaled $212.1 million at March 31, 2020 compared to $190.8 million at March 31, 2019.
•The Company had $55.0 million of borrowings at March 31, 2020 compared to $35.0 million at March 31, 2019.
•Total deferred revenue increased to $226.4 million at March 31, 2020, compared to $207.9 million a year ago.
•Stockholders' equity increased to $1,513.9 million at March 31, 2020, compared to $1,426.0 million a year ago.
Cash provided by operations totaled $276.5 million for the nine months ended March 31, 2020 compared to $233.4 million for the same period last year. The following table summarizes net cash (in thousands) from operating activities:

(Unaudited, In Thousands)	Nine Months Ended March 31,
	2020	2019
Net income	$235,323	$210,892
Depreciation	38,812	34,722
Amortization	89,160	84,605
Change in deferred income taxes	9,082	3,287
Other non-cash expenses	14,783	8,834
Change in receivables	99,425	107,535
Change in deferred revenue	(168,066)	(162,742)
Change in other assets and liabilities	(42,066)	(53,764)
Net cash provided by operating activities	$276,453	$233,369

Cash used in investing activities for the nine months ended March 31, 2020 totaled $153.4 million, compared to $148.0 million for the same period last year and included the following:

(Unaudited, In Thousands)	Nine Months Ended March 31,
	2020	2019
Payment for acquisitions, net of cash acquired	$(30,376)	$(19,981)
Capital expenditures	(39,563)	(42,417)
Proceeds from the sale of assets	11,106	95
Customer contracts acquired	—	(20)
Purchased software	(6,133)	(4,266)
Computer software developed	(87,284)	(81,438)
Purchase of investments	(1,150)	—
Net cash from investing activities	$(153,400)	$(148,027)
•On July 1, 2019, the Company acquired all of the equity interest of Geezeo for $30,376, net of cash acquired. Geezeo is a Boston-based provider of retail and business digital financial management solutions.
Financing activities used cash of $107.2 million in the nine months ended March 31, 2020 and $81.4 million in the same period last year and included the following:

(Unaudited, In Thousands)	Nine Months Ended March 31,
	2020	2019
Borrowings on credit facilities	$55,000	$35,000
Repayments on credit facilities and financing leases	(6)	—
Purchase of treasury stock	(71,549)	(21,276)
Dividends paid	(94,486)	(87,970)
Net cash from issuance of stock and tax related to stock-based compensation	3,874	(7,138)
Net cash from financing activities	$(107,167)	$(81,384)

JKHY Reports Third Quarter Fiscal 2020 Results
May 4, 2020

Use of Non-GAAP Financial Information
Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting in the United States. GAAP includes the standards, conventions, and rules accountants follow in recording and summarizing transactions in the preparation of financial statements. In addition to reporting financial results in accordance with GAAP, we have provided certain non-GAAP financial measures, including adjusted revenue, adjusted operating income, adjusted segment income, adjusted cost of revenue, and adjusted operating expenses.
We believe non-GAAP financial measures help investors better understand the underlying fundamentals and true operations of our business. The non-GAAP financial measures presented eliminate one-time deconversion fees, contributions of the current fiscal year acquisition, and the one-time disposals of certain assets, all items which management believes are not indicative of the Company's operating performance. Such adjustments give investors further insight into our performance. For these reasons, management also uses these non-GAAP financial measures in its assessment and management of the Company's performance.
Any non-GAAP financial measures should be considered in context with the GAAP financial presentation and should not be considered in isolation or as a substitute for GAAP measures. Reconciliations of these non-GAAP financial measures to related GAAP measures are included.
COVID-19 Impact and Response
In March 2020, the World Health Organization declared the outbreak of a novel coronavirus (“COVID-19”) as a pandemic and the President of the United States declared the outbreak as a national emergency. As COVID-19 has rapidly spread, federal, state and local governments have responded by imposing restrictions, including widespread “stay-at-home” orders and travel limitations. Such restrictions have resulted in significant economic disruptions and uncertainty.
The health, safety, and well-being of our employees and customers is of paramount importance to us. We have established an internal task force composed of executive officers and other members of management to frequently assess updates to the COVID-19 situation and recommend Company actions. Based on guidance from the U.S. Department of Homeland Security’s Cybersecurity and Infrastructure Security Agency, the Company was designated as essential critical infrastructure because of our support of the financial services industry. Our internal task force determined that a subset of our employees could not work remotely because job duties necessary for our business operations to run seamlessly required these employees to work on-site at our facilities. For employees in our data, statement processing and item processing centers who are required by their job responsibilities to be on location daily, we are offering enhanced compensation. We have offered remote working as a recommended option to employees whose job duties allow them to work off-site and have suspended all non-essential business travel until at least May 15, 2020. We have also updated the health benefits available to our employees by waiving out-of-pocket expenses related to testing and treatment of COVID-19. In addition, we plan to honor our 2020 summer internship program through virtual methods.
Customers
We are working closely with our customers who are scheduled for on-site visits to ensure their needs are met while taking necessary safety precautions when our employees are required to be at a customer site. Delays of customer system installations due to COVID-19 have been limited, and we have developed processes to handle remote installations when available. We expect these processes to provide flexibility and value both during and after the COVID-19 pandemic. We continue to work with our customers to support them during this difficult time, and, to that end, have waived certain late fees in connection with our products and services. We have also enhanced our lending service offerings to support the Paycheck Protection Program that was introduced by the Coronavirus Aid, Relief, and Economic Security (CARES) Act, which was signed into law on March 27, 2020. Even though a substantial portion of our workforce has worked remotely during the outbreak and business travel has been curtailed, we have not yet experienced significant disruption to our operations. We believe our technological capabilities are well positioned to allow our employees to work remotely for the foreseeable future without materially impacting our business.
Financial impact
Despite the changes and restrictions caused by COVID-19, the financial and operational impact on our business has been limited and our liquidity, balance sheet, and business trends remain strong. However, we are unable to accurately predict the future impact of COVID-19 due to a number of uncertainties, including further government actions, the duration and severity of the outbreak and the potential impact to our customers and vendors, as well as how the potential impact might affect future customer services and processing revenue. We will continue to monitor COVID-19 and its possible impact on the Company and to take steps necessary to protect the health and safety of our employees and customers.
Quarterly Conference Call
The Company will hold a conference call on May 5, 2020; at 7:45 a.m. Central Time and investors are invited to listen at www.jackhenry.com.

JKHY Reports Third Quarter Fiscal 2020 Results
May 4, 2020

About Jack Henry & Associates, Inc.®
Jack Henry (NASDAQ: JKHY) is a leading provider of technology solutions primarily for the financial services industry. We are an S&P 500 company that serves approximately 8,700 clients nationwide through three divisions: Jack Henry Banking® supports banks ranging from community banks to multi-billion-dollar institutions; Symitar® provides industry-leading solutions to credit unions of all sizes; and ProfitStars® offers highly specialized solutions to financial institutions of every asset size, as well as diverse corporate entities outside of the financial services industry. With a heritage that has been dedicated to openness, partnership, and user centricity for more than 40 years, we are well-positioned as a driving market force in future-ready digital solutions and payment processing services. We empower our clients and consumers with the human-centered, tech-forward, and insights-driven solutions that will get them where they want to go. Are you future ready? Additional information is available at www.jackhenry.com.
Statements made in this news release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Because forward-looking statements relate to the future, they are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, those discussed in the Company's Securities and Exchange Commission filings, including the Company's most recent reports on Form 10-K and Form 10-Q, particularly under the heading "Risk Factors." Any forward-looking statement made in this news release speaks only as of the date of the news release, and the Company expressly disclaims any obligation to publicly update or revise any forward-looking statement, whether because of new information, future events or otherwise.

JKHY Reports Third Quarter Fiscal 2020 Results
May 4, 2020

Condensed Consolidated Statements of Income (Unaudited)
(In Thousands, Except Per Share Data)	Three Months Ended March 31,		% Change	Nine Months Ended March 31,		% Change
	2020	2019		2020	2019

REVENUE	$429,406	$380,364	13%	$1,286,530	$1,159,182	11%

EXPENSES
Cost of Revenue	258,571	235,594	10%	753,629	682,990	10%
Research & Development	28,308	23,442	21%	80,086	71,458	12%
Selling, General, & Administrative	47,391	44,682	6%	145,890	136,683	7%
Loss on disposal of assets, net	3,198	205	1,460%	3,095	183	1,591%
Total Expenses	337,468	303,923	11%	982,700	891,314	10%

OPERATING INCOME	91,938	76,441	20%	303,830	267,868	13%

INTEREST INCOME (EXPENSE)
Interest income	197	155	27%	1,050	697	51%
Interest expense	(165)	(224)	(26)%	(477)	(520)	(8)%
Total	32	(69)	(146)%	573	177	224%

INCOME BEFORE INCOME TAXES	91,970	76,372	20%	304,403	268,045	14%

PROVISION FOR INCOME TAXES	18,115	17,120	6%	69,080	57,153	21%

NET INCOME	$73,855	$59,252	25%	$235,323	$210,892	12%

Diluted net income per share	$0.96	$0.77		$3.06	$2.72
Diluted weighted average shares outstanding	76,884	77,286		76,962	77,411

Consolidated Balance Sheet Highlights (Unaudited)
(In Thousands)				March 31,		% Change
				2020	2019
Cash and cash equivalents				$109,514	$35,398	209%
Receivables				212,060	190,768	11%
Total assets				2,229,419	2,002,879	11%

Accounts payable and accrued expenses				$138,010	$106,866	29%
Current and long-term debt				55,247	35,000	58%
Deferred revenue				226,427	207,908	9%
Stockholders' equity				1,513,863	1,426,003	6%